XOMA Corporation

                     Management Incentive Compensation Plan

I.       Introduction and Summary.

         This document describes the XOMA Corporation Management Incentive Compensation Plan (the "Plan"), as approved by the Board of Directors. The Plan became effective on July 1, 1993 and was amended as of October 27, 1993. Subject to the ability of the Board of Directors to terminate the Plan at any time, the Plan applies to fiscal years ending December 31, 1993 and each December 31 thereafter.

         Officers, employees who have the title of Director or are in salary grades E8 and above and report directly to an officer, and additional discretionary participants ("Discretionary Participants") determined by the Chief Executive Officer ("CEO") to be critical to the achievement of Corporate Objectives established by the Board of Directors, are eligible to participate in this Plan and, depending on their performance and that of the corporation, earn incentive compensation ("Incentive Compensation") (Article III contains the definitions of certain terms not otherwise defined in the places such terms first appear in this Plan.) The CEO shall designate those eligible employees who will participate in the Plan. Employees receiving promotions, and new employees joining XOMA during a Plan Period, who thereby meet the eligibility criteria for participation in the Plan, will be considered at the discretion of the CEO for participation in the Plan on a pro rata basis. The CEO will not participate in the Plan.

         After the conclusion of each applicable Plan Period, the Board of Directors and the Compensation Committee of the Board of Directors (the "Compensation Committee") will make a determination as to the performance of XOMA and Plan participants in meeting Corporate Objectives as well as individual objectives. Prior to the commencement of each Plan Period, the Board of Directors acting on the advice of the Compensation Committee, will establish a target Incentive Compensation Pool ("Target Incentive Compensation Pool"). The Target Incentive Compensation Pool will be expressed as a percentage of the aggregate annual Base Salaries of all participants in the Plan for the applicable Plan Period. Awards to individual participants will vary depending on
(1) the achievement of Corporate Objectives; (2) the size of the Target Incentive Compensation Pool; (3) the individual's Base Salary; and (4) the individual's performance during the applicable Plan Period and expected ongoing contribution to XOMA. Awards may exceed or be lower than the Target Incentive Compensation Pool on the basis of the calculation of the

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extent to which XOMA's Corporate Objectives have been met as set forth in the
Explanatory Note to Schedule I attached hereto.

         Individual awards will be granted in cash and/or shares of XOMA common stock based on the average market value of the common stock for the ten trading days prior to the date of the award. Individual awards will vest over a three-year period with 50% of each award payable on a distribution date set by the Board of Directors acting in part on the advice of the CEO and the Compensation Committee and expected to be in February or March of the year succeeding the Plan Period and 25% of the award payable on each of the next two annual distribution dates as long as the individual continues to be employed by XOMA and continues to be a Plan participant. The portion of each award to be paid on the first distribution date following a Plan Period will be comprised of 50% cash and 50% in shares of XOMA common stock based on the market value formula set forth above. For the balance of the award expected to be paid in successive years, participants will be asked to make a one-time, irrevocable choice prior to December 31 of the year succeeding the Plan Period, as to whether the balance of the award should be paid in cash or shares of XOMA common stock. Failure to exercise the option or to meet the December 31 deadline will result in the common stock choice being selected. No option is being offered to divide the balance of the award between cash and XOMA common stock.

         The distribution date of awards under the Plan for each Plan Period will be the same for all participants and is expected to be set no later than ninety days after the end of each Plan Period.

         Questions concerning the Plan should be forwarded to the Vice President of Human Resources. In all instances, the written provisions of the Plan and other determinations of the Compensation Committee and the Board of Directors shall govern and be final.

II.      Purposes.

         To build a corporate team that will achieve XOMA's goals and objectives, to recognize individual efforts, to attract and retain highly motivated individuals and to encourage outstanding performance and contributions to XOMA.

III.     Definitions.

         For the purpose of this Plan, the following definitions will apply:

         A. Base Salaries. The term "Base Salaries" means total base salaries before any deferred tax reductions, excluding overtime, moving allowances, participation in clinical studies, incentive or bonus payments, shift differential, imputed income due to fringe benefits such as group insurance plans, and other

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compensatory items of this type.

         B. Corporate Objectives. The term "Corporate Objectives" means that list of corporate objectives approved from time to time by the Board of Directors in its sole discretion for each Plan Period. The objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board of Directors. The current Corporate Objectives, the milestones within each Corporate Objective and their respective relative percentage contribution to the overall Corporate Objectives and the Required Corporate Objective Percentage is set forth on Schedule I attached hereto together with an Explanatory Note describing the method of calculation.

         C. Employee. The term "Employee" means any individual on the XOMA payroll rendering services for XOMA whose normal work week is 30 hours or more (excluding consultants, advisors, and other similar individuals providing services to XOMA).

         D. Plan Period. Subject to Article VI, the term "Plan Period" means the fiscal period from July 1 to December 31, 1993 and, thereafter, each fiscal year ending December 31.

         E. Plan Term. Subject to Article VI, the term "Plan Term" means the period commencing on July 1, 1993 and continuing until the termination of this Plan by the Board of Directors.

IV.      Plan Mechanics.

         A. Eligibility. Officers, employees who have the title of Director or are in salary Grade E8 and above and report directly to an officer, and additional Discretionary Participants determined by the CEO to be critical to the achievement of the Corporate Objectives, are eligible for participation in the Plan. Other than the officers who may participate in the Plan who shall be designated in writing by the Compensation Committee, the CEO shall designate in writing the employees who will participate in the Plan. An individual who becomes an Employee who meets the eligibility criteria for participation in the Plan after the beginning of a Plan Period, or is promoted after the beginning of a Plan Period to a position eligible for participation in the Plan, will be considered by the Compensation Committee or the CEO, as the case may be, for participation in the Plan and, if designated in writing to participate, such Employee will have her/his award pro rated as of the date of eligibility determined by the Compensation Committee or the CEO, as the case may be. Because awards vest and are payable over a three-year term, each participant must maintain eligibility and continue as an Employee until each date of distribution to receive the distribution to be made on that date.

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         B. Length of Plan. Subject to Article VI, the Plan will be effective for the Plan Term.

         C.       Incentive Plan.

               1.   Determination of Amounts Available for Incentive
                    Compensation.

         a. Prior to the commencement of each Plan Period, the Compensation Committee acting on behalf of the Board of Directors in its sole discretion will determine the Target Incentive Compensation Pool. As soon as practicable after the end of each Plan Period, the Compensation Committee will determine whether and to what extent the Corporate Objectives have been met. If a determination is made that XOMA has not met the Corporate Objectives to the extent required, the Compensation Committee may decline to award any Incentive Compensation.

         b. The Board of Directors and the Compensation Committee have determined that, with respect to the years ending December 31, 1993 and 1994, respectively, unless at least 50% and 60% of the Corporate Objectives (the "Required Minimum Corporate Objective Percentage") have been met, respectively, no Incentive Compensation will be awarded. In addition, with respect to the year ending December 31, 1995, and each year thereafter during the Plan Term, the Required Minimum Corporate Objective Percentage will increase to 70%.

         c. The Target Incentive Compensation Pool is expressed as a percentage of the aggregate annual Base Salaries of the participants in the Plan. The final Incentive Compensation Pool ("Final Incentive Compensation Pool") will be determined by utilizing the method of calculation of the extent to which XOMA's Corporate Objectives have been met as set forth in the Explanatory Note to Schedule I for the applicable Plan Period.

                  2.       Calculation of Individual Incentive Awards.

         a. It is the intention of the Compensation Committee and the Board of Directors that awards to participants shall vary depending on: (1) the extent of collective achievement of Corporate Objectives; (2) each participant's employment level in the organization and Base Salary; and
         (3) each participant's contributions to the achievement of the Corporate Objectives as a result of: (x) achievement of individual objectives and ongoing performance and (y) individual contributions towards XOMA's meeting of the Corporate Objectives without regard to individual objectives.

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         b. Corporate and individual performance objectives will be weighted depending upon participant level. A 20% judgment factor will be included as an individual performance measurement for all participants in the Plan.

                  Corporate and individual performance goals for participants in the Plan are to be weighted as follows:

                                                                                        Discretionary
         Participant                        Corporate             Individual            Performance
         Level                              Objectives            Objectives            Objectives
         Officer                            40%                   40%                   20%
         Other Executive                    30%                   50%                   20%

         c. The bonus opportunity ranges for participants in the Plan expressed as a percentage of Base Salaries at the beginning of a Plan Period are as follows:

         Participant Level                  Minimum               Target                Maximum
         Officer                            12.5%                 25%                   37.5%
         Other Executive                    7.5%                  15%                   27.5%

         d. The performance of each participant in the Plan will be rated as soon as practicable following the conclusion of the applicable Plan Period in the exercise of the sole discretion of the individual or group indicated below. The ratings for all officers will be determined by the Compensation Committee. The ratings for all other participants will be determined by the CEO. Participants whose performance for the Plan Period is rated as unsatisfactory will not be eligible for participation in the Plan for that Plan Period and no Incentive Compensation will be awarded for below minimum performance.

         e. The total value of all awards made for the applicable Plan Period will not exceed the amount of the Final Incentive Compensation Pool determined for that Plan Period. Thus, each individual award for a participant from the Final Incentive Compensation Pool will vary depending on the participant's rating, employment level in the organization, Base Salary, and the individual ratings of all participants.

         3.       Awards to Participants.

          a. Approval. All awards will be approved following the end of a Plan Period by the Compensation Committee acting on the advice of the Board of Directors and the CEO.

          b. Distribution of Incentive Awards. The distribution dates for awards will be established by the Board of Directors acting on the advice of the Compensation Committee. Subject to vesting

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         requirements, it is expected that distributions will normally be made in February or March of the succeeding year of the applicable Plan Period.

         c. Taxes and Withholding. Each participant will bear any Federal, state, and local taxes accruing with respect to any award under the Plan. As required by law, XOMA will withhold in cash from any distributions amounts required for Federal and state withholding tax purposes. With respect to awards in common stock, arrangements for the payment of withholding tax in cash satisfactory to XOMA must be made prior to the date of any distribution.

         d.       Termination of participation.

                  1. Subject to other provisions hereof, if a participant's employment is terminated for any reason, or for no reason, on or before December 31 of any Plan Period or at any time in any subsequent year in which awards with respect to any Plan Period are expected to be made, such participant shall forfeit all rights to Incentive Compensation as yet unpaid pursuant to the Plan.

                  2. If an Employee changes employment status from full-time to part-time (less than 30 hours per week), any such change will terminate participation in the Plan and all rights to payments awarded for any Plan Period but payable in subsequent years, unless the CEO determines in her/his sole discretion, that such Employee should continue to participate.

                  3. A participant may elect to withdraw, without prejudice, from the Plan at any time.

         e. Eligibility for Distribution. Subject to other provisions hereof, a participant must also be an Employee of the Company continuously from the conclusion of any Plan Period up to and including the date of distribution of the award to be eligible to receive such distribution.

         f. Change in Control Exception. Notwithstanding any other provision hereof, (x) if within one year after a "change in control" (as defined below), a participant's employment with XOMA is involuntarily terminated other than for cause, or (y) if a participant shall voluntarily terminate her or his employment with XOMA within one year after a change in control because the nature of such participant's duties or compensation do not continue to be substantially equivalent to what they were at the time of such change in control, then all awards authorized but not yet distributed to such participant shall be distributed to such participant.

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         For the purposes of this subsection, a "change in control" shall have occurred if any person (as defined in Section 13 of the Securities Exchange Act of 1934, as amended) acquires shares of voting capital stock, (other than directly from XOMA) and thereby becomes the owner of more than 20% of XOMA's outstanding shares of voting capital stock (on a fully diluted basis) or XOMA enters into a merger or other consolidation (other than one in connection with a voluntary change of corporate domicile or similar reorganization or recapitalization transaction) in which the stockholders of XOMA (as determined immediately prior to the merger) do not own at least 50% of the outstanding shares of voting capital stock of the surviving entity after the merger. Solely for the purposes of the foregoing, a termination shall be deemed to have been made for "cause " in the event a participant is terminated for any of the following reasons:

               i) the participant's continued failure to substantially perform her or his duties with XOMA, or

               ii) gross misconduct by the participant which is materially and demonstrably injurious to XOMA or its employees.

         g. Death of a participant. In the event of the death of a participant while an Employee after the completion of any Plan Period but prior to the distribution, the award will be made as soon as practicable to the deceased participant's beneficiary as indicated on the participant's group insurance enrollment card.

V.       No Right to Employment.

         Nothing in this Plan shall give any participant the right to continued employment by XOMA. Furthermore, under XOMA policy, employment at XOMA is "at will" and can be terminated at any time by either party, with or without cause and with or without notice.

VI.      Plan modification.

         This Plan may be modified or terminated by the Board of Directors at any time.

VII.     Miscellaneous.

         A. Nontransferability. Awards shall not be transferable by a participant except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a participant only by such participant or his or her guardian or legal representative. A participant's rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the participant's creditors.

         B.       Unfunded Status of Awards.  The Plan is intended to

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constitute an "unfunded" plan of incentive compensation. With respect to any payments not yet made to a participant pursuant to an award, nothing contained in the Plan or any Award shall give any such participant any rights that are greater than those of a general unsecured creditor of XOMA.

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                                   Schedule I

                                Explanatory Note

         Each of the individual Corporate Objectives in this Schedule I has been assigned a percentage reflecting its relative importance (the "Target Contribution Percentage") to the achievement of the overall Corporate Objectives as well as target results and results reflecting best and worst case scenarios (denominated maximum or minimum for purposes of this Schedule I). If the target results are achieved, the Target Contribution Percentage is awarded. If results between the target and the best case scenario are achieved, the Target Contribution Percentage is increased proportionately up to a maximum of 150% of the Target Contribution Percentage (the "Best Case Percentage Limitation"). No percentage contribution in excess of the Best Case Percentage Limitation will be awarded. Alternatively, if target results are not met but results greater than the worst case scenario are achieved, the Target Contribution Percentage will be decreased proportionately to a minimum of 50% of the Target Contribution Percentage. Achievements below the worst case scenario will result in a 0% contribution from the applicable Corporate Objective.

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